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                                                                    EXHIBIT 23









Carver Bancorp, Inc.
75 West 125th Street
New York, New York 10027


We hereby consent to incorporation by reference in the Registration Statement on Form S-8 of Carver Bancorp, Inc. of our report dated June 29, 1999 relating to the consolidated financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended March 31, 1999, which report is incorporated by reference in the March 31, 1999 Annual Report on Form 10-K of Carver Bancorp, Inc. and subsidiaries.



/s/ Mitchell & Titus LLP

New York, New York
June 29, 1999